CONFIDENTIAL

CLINICAL RESEARCH SERVICES AGREEMENT

BETWEEN

YM BIOSCIENCES, INC.

AND

PHARM-OLAM INTERNATIONAL LTD.

YB1002-203Taxotere

Clinical Research Services Agreement
22 February, 2005

CONFIDENTIAL

TABLE OF CONTENTS

RECITALS		4

1.	DEFINITIONS	4

2.	INTERPRETATION	7

3	APPOINTMENT & RELATIONSHIP OF PARTIES	7

4.	REPRESENTATIONS & WARRANTIES	8

5.	POI's OBLIGATIONS	8

6.	YM's OBLIGATIONS	10

7.	LIMITATION OF LIABILITY	10

8.	CRO COMPENSATION	11

9.	AUDIT	11

10.	CLINICAL STUDY AGREEMENT NEGOTIATION	12

11.	INSURANCE	12

12.	CONFIDENTIALITY	13

13.	INTELLECTUAL PROPERTY	13

14.	ARBITRATION	14

15.	NON-SOLICITATION OF STAFF	14

16.	TERM & TERMINATION	14

17	CONSEQUENCES OF TERMINATION	16

18.	REPETITION OF THE STUDY	17

19.	DELAYS	17

20.	GENERAL PROVISIONS	17

21.	APPLICABLE LAW	19

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SCHEDULE 1 CONTRACT SERVICES COST SCHEDULE

SCHEDULE 2 PAYMENT SCHEDULE

SCHEDULE 3 INVESTIGATOR AGREEMENT TEMPLATE

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AGREEMENT

This Clinical Research Services Agreement (this Agreement) is made and entered into effective as of 10 December 2004 (the “Effective Date”), by and between YM BIOSCIENCES, INC. (hereafter “YM”), a Canadian corporation, with its principal office at 5045 Orbitor Drive, Building 11, Suite 400, Mississauga, Ontario L4W 4Y4, Canada, and PHARM-OLAM INTERNATIONAL Ltd. (hereafter “POI”), a Texas limited partnership, with its principal office at 450 N Sam Houston Parkway, Suite 250, Houston, TX 77060, United States.

RECITALS

WHEREAS, YM develops, manufactures, or sells pharmaceutical products; and

WHEREAS, POI is a contract research organization that plans, implements, and manages clinical trials; and

WHEREAS, YM desires to engage POI to assist YM in planning, implementing, and managing a clinical trial on the Investigational Product, as hereafter defined; and

WHEREAS, POI is willing to accept such engagement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. DEFINITIONS

For purposes of this Agreement and the Protocol, each capitalized term shall have the meaning ascribed to it in this Agreement. Each capitalized term not defined in this Agreement shall have the meaning ascribed to that term in the Protocol. In the event of a discrepancy in the meaning ascribed to a term in the body of this Agreement and the meaning ascribed to that term in the Protocol, the definition utilized in the body of this Agreement shall control.

1.1 “Case Report Form” or “CRF” means the record of pertinent information collected on each subject who participates in the Study;

1.2 “Clinical Laboratory Agreement” means the Agreement between POI and the clinical laboratory or laboratories that will provide clinical laboratory services for the Study.

1.3 “Clinical Research Associate” or “CRA” means the person assigned by POI to monitor one or more Study sites.

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1.4 “Clinical Trial Agreement” means the agreement between POI and an Investigator that details the respective rights and obligations of both parties in relation to the Study;

1.5 “Clinical Trial Materials” means the Investigational Product, competitor substances, the Protocol, the investigational drug brochure, informed consent form, guidelines for use of the Investigational Product, and all other materials provided by YM to conduct the Study.

1.6 “Closeout Services” means those services described in Section 17 to be performed by POI upon termination of this Agreement, or as generally accepted as GCP.

1.7 “Confidential Information” means any information, whether written or oral, including all notes, studies, customer lists, forms, business or management methods, marketing data, fee schedules, or trade secrets of any member of the POI Group or of YM, as appropriate, disclosed or otherwise made available to one party by the other party pursuant to this Agreement. Confidential Information shall also include the terms and provisions of this Agreement and any transaction or documents executed by the parties pursuant to this Agreement. In addition, Confidential Information shall include any data, including clinical study data, or information developed or generated in the course of performance of this Agreement. Publication of the fact that YM and POI have entered into a clinical research service agreement, without disclosing the terms and provisions of this Agreement, shall not be construed as unauthorized disclosure of Confidential Information.

Confidential Information does not include any information that (i) is or becomes generally available to and known by the public, other than as a result of an unauthorized disclosure directly or indirectly by the receiving party or its affiliates, advisors, or representatives; (ii) is or becomes available to the receiving party on a non-confidential basis from a source other than the furnishing party or its affiliates, advisors, or representatives, provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to the furnishing party of which the receiving party has knowledge at the time of such disclosure; or (iii) has already been or is hereafter independently developed by the receiving party by persons not having access to the Confidential Information of the furnishing party.

1.8 “Data Safety Monitoring Board” means the group of individuals appointed to monitor safety issues relating to the Study.

1.9 “CRO Compensation” means the compensation to be paid by YM to POI as set out in Schedules 1 and 2.

1.10 “Effective Date” means the effective date of this Agreement as set forth in the initial paragraph of this Agreement.

1.11 “Food and Drug Administration” or “FDA” means the United States government agency responsible for ensuring compliance with the Food, Drug, and Cosmetics Act of 1938.

1.12 “Force Majeure Event” means an event beyond the reasonable control of the relevant party including, but not limited to, acts of God, a public enemy, or a civil or military authority; fires or other catastrophes; strikes, lockouts, or other industrial action taken by the employees of any party or any third party; delays in transportation; riots; or invasions, wars, or threats of war.

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1.13 “Good Clinical Practice” (GCP) means the clinical standards established by the FDA and counterpart agencies of each country in which the Study will take place, designed to regulate the activities of YM’s investigators, monitors, and Institutional Review Boards involved in clinical drug testing.

1.14 “Institutional Review Board/Ethics Committee” or “IRB/EC” means the independent group of professionals designated to ensure that the Study is safe and effective for human participation and that the Study adheres to the regulations issued by the FDA and any other applicable country-specific laws, regulations or guidelines.

1.15 “Investigational New Drug Application” or “IND” means the petition filed by YM with the FDA requesting the FDA to allow human testing on the Investigational Product.

1.16 “Investigational Product” means the product (drug, device, or biologic) described in the Protocol that will be evaluated in this Study.

1.17 “Investigator” means an individual who actually conducts a clinical investigation, i.e., under whose immediate direction the Investigational Product is administered or dispensed to, or used involving a subject, or, in the event of an investigation conducted by a team of individuals, is the responsible leader of that team.

1.18 “POI Group” means the following persons and entities, as constituted at the date of this Agreement or subsequently: (i) POI; and (ii) any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with POI.

1.19 “POI's Obligations” means the obligations of POI under this Agreement.

1.20 “Project Manager” means the manager assigned by POI to be the primary contact person between POI and YM during the Study.

1.21 “Protocol” means the plan that describes the objectives, study design, and methodology of the Study entitled, “A Pharmacokinetic Interaction and Safety and EfficacyPhase II, Open label Study Evaluating Docetaxel plus Tesmilifene (YMB1002) in Patients with Metastatic Breast Cancer Suitable for Treatment with Docetaxel”, and any approved amendments thereto, which is herein incorporated by reference and numbered YMB 1002-203.

1.22 “Regulatory Requirements” means those laws, regulations, and professional and ethical standards and guidelines then in effect in the countries in which the Study is conducted that apply to the Investigational Product or clinical trials in general.

1.23 “Related Products” means any product (drug, device, or biologic), other than the Investigational Product, administered or utilized as part of this Study.

1.24 “Serious Adverse Event” shall take the meaning given this term in the Protocol.

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1.25 “Services” means the services to be furnished by POI in connection with the Study as set out in this Agreement including the schedules.

1.26 “Standard Operating Procedures” or “SOP’s” means internal procedures for the management of a clinical trial designed to ensure that the trial is carried out in a consistent, controlled, and effective manner.

1.27 “Study” means the clinical trial of the Investigational Product, the details of which are set out in the Protocol.

1.28 “Study Documents” means the documents produced by POI in connection with the Study that are necessary for the production of the final study report.

1.29 “Term” means the duration of this Agreement as set out in Section 16.

1.30 “YM’s Obligations” means the obligations of YM under this Agreement.

2. INTERPRETATION

2.1 Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and the plural to include the singular, unless the context requires otherwise.

2.2 The headings of the sections of this Agreement are inserted for convenience only and in no way define, limit, or prescribe the intent of this Agreement.

2.3 Unless otherwise specified, references in this Agreement to Sections and Schedules are to the sections of, and schedules to, this Agreement. All Schedules are deemed to be incorporated into, and form part of, this Agreement, and the term “Agreement” shall be construed accordingly.

2.4 Unless otherwise specified, any reference to a statute, rule, or regulation shall be to that statute, rule, or regulation as amended from time to time.

2.5 If the terms of this Agreement, including the Schedules, and the Protocol should conflict, the terms of this Agreement shall control.

3 APPOINTMENT AND RELATIONSHIP OF PARTIES

3.1 YM hereby engages the services of POI, and POI accepts such engagement, under the terms and conditions contained in this Agreement.

3.2 During the Term, POI shall at all times be the independent contractor of YM, and nothing in this Agreement is intended, nor shall be construed, to create between YM and POI the relationship of principal and agent, employer and employee, partnership, or joint venture, and the parties shall not represent themselves otherwise.

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3.3 YM shall be liable for its own debts, obligations, acts or omissions, including but not limited to the payment of all required compensation, withholding, social security and other taxes or benefits for YM’s employees. Likewise, POI shall be liable for its own debts, obligations, acts or omissions, including but not limited to the payment of all required compensation, withholding, social security and other taxes or benefits for the Investigators and POI’s employees.

3.4 If the Internal Revenue Service or any other government authority shall, at any time, question or challenge the independent contractor status of POI, upon receipt by either party of notice from the Internal Revenue Service or any other governmental authority, the receiving party shall promptly notify the other party and afford the other party the opportunity to participate in any discussion or negotiation with the Internal Revenue Service or other government authority, regardless as to who initiates such discussions or negotiations.

4. REPRESENTATIONS AND WARRANTIES

4.1 POI warrants to YM that (i) it has the authority to enter into this Agreement; and (ii) all consents and approvals required for the Study, have been, or will be obtained prior to initiation of the Study, with the exception of regulatory approval by Health Canada and the United States Food and Drug Administration, which will be obtained by YM.

4.2 POI warrants and represents that it has not been and is not currently an individual, corporation, partnership, association or entity that has been debarred by the FDA pursuant to United States regulation 21 U.S.C. §335a (a) or (b) (“Debarred Person”). POI further warrants and represents that no Debarred Person has performed or rendered, or will perform or render, any services or assistance relating to activities taken pursuant to this Agreement. POI further warrants and represents that it has not been excluded from participation in any Federal health care program as defined in United States Regulation 42 U.S.C 1320a-7b(f) (“Excluded Person”). POI further warrants and represents that no Excluded Person has performed or rendered, or will perform or render, any services or assistance relating to activities taken pursuant to this Agreement.

4.3 YM warrants to POI that it has the authority to enter into this Agreement.

5. POI’S OBLIGATIONS

In addition to POI's Obligations set forth in the Schedules, the Protocol and elsewhere in this Agreement, POI shall have the following obligations:

5.1 Before commencement of the Study, POI shall assign to the Study a Project Manager and sufficient personnel, including CRAs, with suitable experience and training to fulfill POI’s obligations under this Agreement. Any change in the Project Manager thereafter must be reasonably acceptable to YM. YM may request that POI remove any personnel, including the Project Manager whom YM deems, in its sole discretion, to be unfit or otherwise unsatisfactory. POI shall promptly replace any such personnel with personnel with the necessary skills and experience to fulfill POI’s Obligations under this agreement.

5.2 POI shall apply to the Study systems of quality control designed to ensure that the generation of data, and the recording and reporting of data is in compliance with the Regulatory Requirements, Good Clinical Practice, the Protocol, and this Agreement, in that order.

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5.3 POI shall use its best efforts to perform the Services within the time frames specified in the Schedules.

5.4 POI shall be responsible for all the legal and regulatory requirements, including applicable guidelines, in all countries in which the Study will be conducted, with the exception of (i) regulatory approval by Health Canada and the United States Food and Drug Administration to conduct the Study, which will be obtained by YM, and (ii) adverse event reporting to Health Canada and the United States Food and Drug Administration which will be done by YM. Such responsibilities of POI shall include, but are not limited to, the procurement and maintenance of all consents, approvals, licenses, and operating certificates required to conduct the Study in the applicable country, including translations, and the approval of the Protocol and the informed consent forms by an IRB/EC. POI shall also develop, comply with, and require its agents, employees and contractors to comply with, policies and procedures designed to assure, at all times, that such consents, approvals, licenses, and operating certificates remain in effect throughout the Term. POI shall ensure that any institutions and investigational teams retained to participate in the Study have the necessary staff and other resources to carry out the Study in accordance with the timelines required by YM. POI further agrees to ensure that any institutions and investigational teams retained to participate in the Study have the expertise and experience, and the necessary licenses, required to perform the Study efficiently and that such Study shall be performed with care and skill and to the best of their ability commensurate with such skill and experience and adhering at all times to applicable laws.

5.5 POI shall retain all material Study Documents and CRFs until this Agreement has terminated and all Closeout Services have been performed. All Study Documents and CRFs will be forwarded to YM after the Study is completed or upon termination of this Agreement. YM shall be permitted full access to such Study Documents and CRFs at any time upon written request to POI.

5.6 YM shall have the right to visit and co-monitor a Study site or inspect and audit any of the Study Documents and CRFs maintained by POI. All such visits and inspections must be conducted during normal working hours on regular business days, unless otherwise agreed. POI shall arrange access to the Study site as soon as reasonably practicable following notification by YM.

5.7 POI will provide YM with written status reports in accordance with POI’s SOPs.

5.8 POI shall notify YM after becoming aware of a Serious Adverse Event in accordance with the procedure set out in Schedule 4.

5.9 POI shall indemnify and save harmless YM, its officers, agents, and employees from all third party suits, actions, losses, damages, claims, or liability of any character, types, or description, including without limiting the generality of the foregoing, all expenses of litigation, court costs, and reasonable attorney’s fees arising from (i) injury or death to any person, or injury to property, received or sustained by any person or persons or property, arising out of, or occasioned by POI (or its agents or employees), in connection with its execution or performance of services under this Agreement; (ii) any negligent wrongful act or omission, reckless conduct or willful misconduct of POI, its employees, agents, directors and officers; or (iii) any deviation by POI from the terms of the Protocol or this Agreement or requirements or restrictions imposed by an IRB/EC. The Investigators are not and shall not be deemed the agents of POI for purposes of this Section 5.9. YM will notify POI of any claim or suit which may be subject to the provisions of this Section 5.9 as soon as reasonably practicable after receiving notice of the claim. POI shall have the sole right to control and settle any such claim or suits, and YM shall make all reasonable efforts to cooperate (at POI’s expense) as requested by POI in handling any such claim or suit.

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6. YM’S OBLIGATIONS

In addition to YM’s Obligations set forth in the Schedules and elsewhere in this Agreement, YM shall have the following obligations:

6.1 YM shall provide POI, at no expense to POI (i) with all information and documentation reasonably necessary for POI to perform its duties hereunder, including but not limited to, all Clinical Trial Materials; and (ii) with all advice, guidance, and assistance reasonably requested by POI to fulfill its duties under this Agreement, including the schedules, and the Protocol.

6.2 YM shall be responsible for (i) obtaining regulatory approval from Health Canada and from the United States Food and Drug Administration to conduct the Study in Canada and in the United States, if necessary; and (ii) reporting adverse events to Health Canada and to the United States Food and Drug Administration in conformance with the legal and regulatory requirements.

6.3 YM shall indemnify and save harmless POI, its officers, agents, and employees from all third party suits, actions, losses, damages, claims, or liability of any character, types, or description, including without limiting the generality of the foregoing, all expenses of litigation, court costs, and reasonable attorneys’ fees for injury or death to any person, or injury to property (collectively, “Claims”), received or sustained by any person or persons or property, arising out of, or occasioned by the Investigational Product or the acts or omissions of YM (or its agents or employees), in connection with the Study or their execution or performance of this Agreement except to the extent that such Claims arise from or are caused (i) by POI’s (its agents or employees) execution or performance of services under this Agreement; (ii) any negligent wrongful act or omission, reckless conduct or willful misconduct of POI, its employees, agents, directors and officers; or (iii) any deviation by POI from the terms of the Protocol or this Agreement or requirements or restrictions imposed by an IRB/EC. POI will notify YM of any claim or suit which may be subject to the provisions of this Section 6.2 as soon as reasonably practicable after receiving notice of the claim. YM shall have the sole right to control and settle any such claims or suits, and POI shall make all reasonable efforts to cooperate (at YM’s expense) as requested by YM in handling any such claim or suit.

7. LIMITATION OF LIABILITY

NOTWITHSTANDING THE ABOVE, NEITHER PARTY, NOR THEIR AFFILIATES, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS SHALL HAVE ANY LIABILITY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO THE LOSS OF OPPORTUNITY, OR LOSS OF REVENUE OR PROFIT.

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8. CRO COMPENSATION

8.1 YM shall pay POI the amounts set forth in Schedules 1 and 2 for all services provided and expenses incurred by POI pursuant to this Agreement, according to the payment schedule set forth in Schedule 2. Amounts due are calculated in British Pound Sterling or £ or BPS and are converted to US Dollars at the time of invoicing or payment. All payments to be made in USD or $.

8.2 POI shall submit invoices to YM upon the completion of each payment milestone event set forth in Schedule 2. YM shall make full payment of such sums by wire or in cleared funds to such bank account in the United States as POI may reasonably specify from time to time, upon receipt of invoice (“Due Date”), without any deduction, set off or withholding except any tax, duties or governmental charges which YM is required by law to deduct or withhold. Any amounts which remain unpaid for thirty (30) days or more after the Due Date shall bear interest at the rate equal to 10% per annum. Interest shall be computed on the basis of a 365 or 366-day year, as the case may be. If any amounts remain unpaid for sixty (60) days or more after the Due Date, POI shall have the right to discontinue all work and services under this Agreement until such amounts are paid in full.

8.3 If YM is required by law to make any tax deduction or withholding, YM shall provide reasonable assistance as requested by POI to assist POI to claim exemption from, or if that is not possible a credit for, the deduction or withholding under any applicable double taxation or similar agreement. YM shall also supply POI from time to time with proper evidence as to the deduction or withholding and payment over of the tax deducted or withheld.

8.4 YM shall reimburse POI for all reasonable expenses incurred by POI in its performance of the Services, including but not limited to, travel expenses incurred by POI in connection with initiation visits, monitoring visits, and closeout visits and in connection with attendance at Project Meetings and Investigators’ Meetings. YM shall also reimburse POI for all couriers, shipping, regulatory fees, customs, supplies, related drugs, outside or contracted services, including Investigator payments or grants, and other similar expenses incurred by POI in its performance of its duties under this Agreement. Notwithstanding the foregoing, YM shall not be responsible for any costs described in this Section 8.4 that exceed the amounts budgeted for such expenses in Schedule 1, without prior written approval being obtained from YM. Any amounts approved by YM in excess of those specified in Schedule 1, shall be separately invoiced to YM and YM shall pay these invoices according to the terms of Paragraph 8.2.

9. AUDIT

9.1 POI shall maintain and shall cause to be maintained, complete and accurate books of account containing all particulars that may be necessary for the purpose of calculating any fees, expenses or other costs (collectively, the “Service Costs”) relating to the Services and any deliverables as set out in Schedule 1. Such books of record shall be kept at its principal place of business.

9.2 Upon the written request of YM, POI shall permit YM or its third party independent auditors to have access during normal business hours, upon ten (10) days’ notice to POI, to such records, including working papers and supporting documents, of POI, its independent contractors and agents as may be reasonably necessary to verify the accuracy of the Service Costs.

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9.3 If any audit reveals any overpayment of Service Costs, POI shall forthwith pay the amount of the overpayment to YM; provided however, that, in the event that POI shall not be in agreement with the amount of the overpayment, such matter shall be resolved pursuant to the provisions of Section 14 herein.

9.4 If any audit reveals any underpayment of Service Costs, YM shall forthwith pay the amount of the underpayment to POI, provided however, that, in the event that YM shall not be in agreement with the amount of the overpayment, such matter shall be resolved pursuant to the provisions of Section 14 herein.

9.5 Both parties shall treat all financial information subject to review under this Section 9 in accordance with the confidentiality provisions of this Agreement.

9.6 The costs of conducting any audit hereunder shall be borne by YM unless the audit reveals an overpayment of Services Costs of greater than 5%. Any such audit fees not to exceed £15,000 (BPS British Pound Sterlings).

10. CLINICAL STUDY AGREEMENT NEGOTIATION

Where possible, POI will endeavor to use the Clinical Study Agreement template attached at Schedule 3 to this Agreement when entering into agreements with any investigational teams or sites engaged for the purpose of conducting a clinical trial on the Investigational Product. POI shall not make any modification to the Clinical Study Agreement template attached at Schedule 3 or enter into any clinical study agreement using such modified form of agreement without YM’s prior written approval. In any case, POI shall not enter into any agreement with any investigational teams or sites engaged for the purpose of conducting a clinical trial on the Investigational Product, without YM’s approval of the form and content of the agreement.

11. INSURANCE

11.1 YM and POI shall each maintain, at its sole cost and expense, insurance coverage with a reputable insurer (which shall be either occurrence based or claims made coverage) in an amount usual and customary for companies engaged in activities as contemplated by this Agreement. All such insurance shall be in place before the first patient is enrolled in the Study. Each shall designate the other party as an additional named insured on all such policies, and an endorsement shall be made on each such policy prohibiting the insurer from canceling the policy for any reason or substantially modifying its terms without first giving the other party at least twenty-eight (28) days written notice of its intention to do so.

If either party maintains a claims-made policy and this Agreement expires or terminates for any reason, then that party shall either continue to maintain the same or higher coverage with the same insurance carrier for a period of four (4) years thereafter; or shall purchase “Tail Coverage” effective until the fourth (4th) anniversary date of the expiration or termination of this Agreement or obtain and maintain “Prior Acts” coverage equivalent in time and coverage as the “Tail Coverage” described herein.

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11.2 Upon request by either party, the other party shall provide evidence of that party’s compliance with this Section.

12. CONFIDENTIALITY

12.1 Except as specified in the following Section 12.2, each of the parties agrees (i) that it shall not disclose any Confidential Information of the other party to other persons without the express written authorization of the other party; (ii) that such Confidential Information shall not be used in any way detrimental to the other party or for any purpose not related to the performance of the Services or the Study; and (iii) that the parties will keep such Confidential Information confidential and will ensure that its affiliates and advisors who have access to such Confidential Information comply with these non-disclosure obligations.

12.2 Notwithstanding the foregoing, the parties may disclose Confidential Information to (i) those of its representatives, including, but not limited to the other party’s legal, financial and accounting advisors, who need to know Confidential Information for the purpose of conducting this Study, it being understood and agreed by the parties that such representatives will be informed of the confidential nature of the Confidential Information, will agree to be bound by this Section 12, and will be directed by the respective party not to disclose to any other person any Confidential Information; and (ii) the FDA, an IRB/IEC, or comparable governmental or professional body with jurisdiction over the Study provided such disclosure is requested by the respective governmental or professional body or is required in order to satisfy Section 5.4.

12.3 In the event that either party determines that it is required by law to disclose the other party’s Confidential Information, or such disclosure is in response to a subpoena or a similar legal process, such disclosure shall be permitted provided that the other party required to make such disclosure promptly notifies the other party and assists the other party in obtaining a protective order or other appropriate remedy.

13. INTELLECTUAL PROPERTY

13.1 POI acknowledges and agrees that any and all intellectual property rights (including, but not limited to, inventions, discoveries, improvements and know-how, whether patentable or not) that may arise or be conceived during, or are related to, the Study , including without limitation all data generated in the course of the Study, completed Case Report Forms and all Clinical Trial Materials (hereinafter the “Intellectual Property”) shall belong solely to YM. POI shall cooperate with YM, and shall use its best efforts to ensure that any institutions and investigational teams which participate in the Study, including their employees and agents, cooperate with YM, in obtaining assignments or other documents required to transfer to YM all Intellectual Property. In addition, POI shall use its best efforts to ensure that any institutions and investigational teams which participate in the Study, including their employees and agents, cooperate with YM, at YM’s sole expense, in preparing patent applications relating to the Intellectual Property, where required.

13.2 The Parties agree that POI has no rights to publish or present, at any time, the data generated in the course of the Study.

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13.3 YM acknowledges that, as between POI and YM, any and all intellectual property rights in works authored by POI before the Effective Date of this Agreement and works authored by POI independent of the Study shall belong to POI.

14. ARBITRATION

All disputes, disagreements, controversies, questions or claims arising out of or relating to this Agreement and all other agreements entered into pursuant to the terms of this Agreement, including, without limitation, with respect to their formation, execution, validity, application, interpretation, performance, breach, termination or enforcement (“Disputes”) shall be determined by arbitration under the International Commercial Arbitration Act (Ontario) (the “International Act”), provided that:

14.1 any hearing in the course of the arbitration shall be held in Toronto, Ontario;

14.2 the number of arbitrators shall be one;

14.3 any award or determination of the arbitrator shall be final and binding on the parties and there shall be no appeal on any ground, including, for greater certainty, on the ground of alleged errors of law. For greater certainty, Article 34 of the International Act shall apply to an arbitration under this section 14;

14.4 despite Article 26 of the International Act, the arbitrator shall not, without the written consent of all parties to the arbitration, retain any expert;

14.5 an arbitrator may apportion the costs of the arbitration, including the reasonable fees and disbursements of the parties, between or among the parties in such manner as the arbitrator considers reasonable, provided that an arbitrator shall not award costs on a distributive basis;

14.6 all awards for the payment of money shall include prejudgment and postjudgment interest in accordance with sections 127 to 130 of the Courts of Justice Act (Ontario) with necessary modifications; and

14.7 all matters in relation to the arbitration shall be kept confidential to the full extent permitted by law, and no individual shall be appointed as an arbitrator unless he or she agrees in writing to be bound by this dispute resolution provision.

15. NON-SOLICITATION OF STAFF

During the term of this Agreement and for a period of twelve months following its termination or expiration, YM shall not directly or indirectly (i) solicit or entice any employee or contractor of POI with whom it comes into contact as a result of participation in the Study, to become employees of YM or any other person or entity; or (ii) approach any such employee or contractor for such purpose or authorize or approve the taking of such action by any other person.

16. TERM AND TERMINATION

16.1 This Agreement shall commence on the Effective Date and, unless terminated pursuant to this Section 16, shall continue until such time as the Services and Closeout Services have been completed. This Agreement does not cover any services required for long-term patient follow up. The parties shall endeavour to enter into a separate agreement for such services.

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16.2 This Agreement may be terminated upon the mutual, written consent of both parties. This Agreement may also be terminated by YM without cause upon thirty (30) days prior written notice to the other party.

16.3 Either party may immediately terminate this Agreement for cause, upon written notice to the other party stating the date of termination, pursuant to the following:

16.3.1 Termination by POI. POI may terminate this Agreement for cause upon the occurrence of any of the following events:

(i) YM fails to maintain the insurance coverage required by Section 11.1;

(ii) The FDA, IRB/EC, or any regulatory authority with jurisdiction over the Study suspends or revokes any consent, approval, license, or operating certificate required to conduct the Study;

(iii) YM breaches any material provision of this Agreement, other than those specifically referenced in this Section 16.3.1, and fails to remedy that breach within 30 days after receiving notice of such breach; or

(iv) YM files a petition for the appointment of a receiver in liquidation or a trustee with respect to itself or any of its property; or any person other than YM files a petition for the appointment of a receiver in liquidation or a trustee with respect to YM in bankruptcy, insolvency, or reorganization, compromise, adjustment or other relief relating to the relief of debtors, and such involuntary petition is not vacated or set aside or stayed within 60 days from YM’s receiving notice of such petition.

16.3.2 Termination by YM: YM may terminate this Agreement for cause upon the occurrence of any of the following events:

(i) The FDA, IRB/EC, or any regulatory authority with jurisdiction over the Study suspends or revokes any consent, approval, license, or operating certificate required to conduct the Study;

(ii} The occurrence of a Serious Adverse Event which causes the study to be terminated due to safety concerns by the Data Safety Management Board;

(iii) If POI enters into a Clinical Trial Agreement with an Investigator relating to the Study, and the Investigator or any member of the Investigator’s staff fails to possess all qualifications, training, and licenses necessary to perform the duties and obligations of that individual under that agreement or fails in any material manner to abide by the provisions of the Regulatory Requirements or this Agreement; provided, however, that POI may cure any such deficiency by removing forthwith the affected individual from providing services under this Agreement;

Clinical Research Services Agreement	Page 15 of 19
22 February, 2005

CONFIDENTIAL

(iv) POI breaches any material provision of this Agreement, other than those specifically referred to in this Section 16.3.2, and fails to remedy that breach within 30 days after receiving notice of such breach;

(v) POI files a petition for the appointment of a receiver in liquidation or a trustee with respect to itself or any of its property; any entity POI controls makes a -voluntary assignment for the benefit of creditors or files a petition in bankruptcy or insolvency or for reorganization, compromise, adjustment, or other relief; or if any person other than POI files a petition for the appointment of a receiver in liquidation or a trustee with respect to POI or any entity it controls in bankruptcy, insolvency, or reorganization, compromise, adjustment or other relief relating to the relief of debtors, and such involuntary petition is not vacated or set aside or stayed within 60 days from POI’s receiving notice of the petition; or

(vi) POI is unable to perform its obligations under this Agreement due to a Force Majeure Event for a period greater than thirty (30) days.

16.4 In the event of any change or reinterpretation of a Regulatory Requirement, the adoption of any new law or regulation, or the initiation of an enforcement action with response to laws, regulations, or guidelines applicable to this Agreement, any of which shall affect the legality of this Agreement, the parties agree to negotiate in good faith to amend this Agreement to comply with the offended law or regulation. If the parties do not agree to such amendment within 30 days prior to the effective date of the offended law or regulation (or such earlier time as may be required to comply), then either party may terminate this Agreement immediately by giving written notice to such effect to the other party.

17. CONSEQUENCES OF TERMINATION

17.1 Upon termination of this Agreement, POI shall immediately provide to YM complete and up-to-date written records accounting for the full amount of Investigational Product dispensed, and the amount of unused Investigational Product remaining in the possession of POI, or the investigational teams or sites participating in the Study. POI shall, and shall ensure that the investigational teams or sites participating in the Study, return without delay any unused quantities of the Investigational Product, including samples, unless YM requests that such Investigational Product be destroyed, in which case POI shall arrange for such destruction and provide appropriate proof to YM that such destruction has occurred.

17.2 The termination of this Agreement for any reason shall not affect any right or remedy existing hereunder prior to the effective date of termination.

17.3 Upon early termination of this Agreement pursuant to Sections 16.2, 16.3, or 16.4, YM shall continue to pay POI the amounts set forth in Schedules 1 and 2 for all services actually provided and expenses actually incurred by POI prior to the date of termination of this Agreement. Without limiting the foregoing, upon termination of this Agreement, YM shall, in addition to all CRO Compensation then due, compensate POI, as specified in Schedules 1 and 2, for all Closeout Services required to terminate and closeout the Study, including but not limited to, any activities necessary to satisfy the requirements of any governmental, regulatory, or professional authority with jurisdiction over the Study. Further, upon termination of this Agreement by YM prior to the completion of the Study pursuant to Section 16.2, YM shall pay POI a termination fee that shall equal 10% of the remaining unbilled compensation, if any, pursuant to Section 8.1 and Schedules 1 and 2 as of the date of termination. This termination fee shall be paid, in part, to compensate POI for having to reassign its personnel and incur out-of-pocket expenses not covered by Section 8.1 and Schedules 1 and 2.

Clinical Research Services Agreement
22 February, 2005

17.4 In the event that, at the date of termination of this Agreement, the amount already paid by YM to POI exceeds the total of: (1) the cost for services actually provided by POI up to the date of termination, (2) expenses actually incurred by POI up to the date of termination, (3) the cost for the Closeout Services; and (4) the termination fee according to Section 17.3, if applicable, then the excess amount shall be immediately refunded to YM.

17.5 In no event shall the amount payable to POI by YM pursuant to this Agreement exceed the maximum amounts specified in Schedule 1 or 2, without the prior written agreement of the Parties.

18. REPETITION OF THE STUDY

In the event of a material error by POI as agreed to by POI in the performance of the Services, POI shall repeat the applicable Services upon YM’s request at no additional expense to YM.

19. DELAYS

19.1 YM may, in its sole discretion, require POI to delay or suspend Services. If (a) YM requests such a delay due to no fault of POI; and (b) YM requests that POI staff continue to be assigned to the project during the period of such delay or suspension; the parties shall negotiate in good faith a monthly maintenance fee payable by YM during the period that Services are suspended and staff continue to be assigned. While the monthly maintenance fee is being paid, payments due as outlined in Schedules 1 and 2 shall continue to be payable. Such delay shall last no longer than six (6) months, after which time POI shall have the right to terminate this Agreement.

20. GENERAL PROVISIONS

20.1 This Agreement sets forth the entire agreement and understanding among the parties as to the matters contained therein, and merges and supersedes any prior discussions, agreements, and understanding of every kind and nature relating thereto.

20.2 Any amendment of or modification to this Agreement shall become effective only if it is in writing and executed by the parties.

20.3 This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective legal representatives, trustees, receivers, successors and permitted assigns.

20.4 Except as otherwise specified in this Agreement or otherwise agreed to by the parties in writing, all notices, requests, demands, and other communications provided for in this Agreement shall be in writing in English and shall be deemed to have been given at the time when personally delivered, or mailed by registered or certified mail, return receipt requested, to the address of the other party stated below or to such other address as any such party may have fixed by notice, provided, however, that any notice of change of address shall be effective only upon receipt by addressee.

Clinical Research Services Agreement
22 February, 2005

CONFIDENTIAL

All notices to YM shall be addressed to:

David G.P. Allan
President and CEO
YM BioSciences Inc.
5045 Orbitor Drive
Building 11, Suite 400
Mississauga, Ontario L4W4Y4 Canada

If notices or communications by telephone or facsimile are specifically authorized in this Agreement or otherwise agreed to by the parties in writing, calls to YM shall be placed and facsimiles to YM shall be sent to the following numbers:
Phone: (905) 629-9761
Fax: (905) 629-4959

All notices to POI shall be addressed to:

John Hovre
Executive Vice President
Pharm-Olam International Ltd.
450 N Sam Houston Parkway, Suite 250,
Houston, TX 77060
United States

If notices or communications by telephone or facsimile are specifically authorized in this Agreement or otherwise agreed to by the parties in writing, calls to POI shall be placed and facsimiles to POI shall be sent to the following numbers:
Phone: (713) 463-8075,
Fax: (713) 463-8281

The parties shall give notice to each other of any change of their address or telephone, facsimile, or similar number at the earliest possible opportunity.

20.5 All agreements of the parties, as well as any rights or benefits accruing to them, pertaining to a period of time following the termination or expiration of this Agreement or any of its provisions, including but not limited to Paragraph 5.9, 6.3, and Sections 7 through 15, and 17, shall survive such termination or expiration hereof and shall not be merged.

20.6 The waiver by any party of breach or default by any other party shall not operate as a waiver of a continuing or subsequent breach or default of the same or a different nature or kind.

20.7 If any provision of this Agreement or the application of any such provision to any person or circumstance is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the invalid provision substantially impairs the benefits of the remaining provisions of this Agreement.

Clinical Research Services Agreement
22 February, 2005

CONFIDENTIAL

20.8 No party may assign this Agreement or its rights and duties hereunder, without the prior written consent of the other party, except that YM may assign this Agreement to a purchaser or acquirer of substantially all of the business to which this Agreement relates.

20.9 The provisions of this Agreement shall be self-executing and shall not require further agreement by the parties except as may otherwise be specifically provided in this Agreement; provided, however, that, at the request of a party, the other party shall execute such additional instruments and perform such additional acts as may be reasonably necessary to effectuate this Agreement.

20.10 This Agreement may be executed in counterpart originals, with each counterpart to be deemed an original, but all counterparts together shall constitute a single instrument.

20.11 In the event that performance by a party of any of its obligations under the terms of this Agreement shall be interrupted or delayed by a Force Majeure Event, that party shall be excused from such performance for the same amount of time as such occurrence shall have lasted or such period of time as is reasonably necessary after such occurrence abates for the effects thereof to have dissipated.

21. APPLICABLE LAW

This Agreement shall be governed by and be construed under the laws of Ontario, Canada without giving effect to its choice-of-law rules, and exclusive venue of any action or other proceeding that may be brought or arise out of, in connection with, or by reason of this Agreement shall be in Ontario, Canada.

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto and is effective as of the day and year first above written.

YM BIOSCIENCES, INC.:

By:	/s/ David G.P. Allan	Date: 8/12/05
David G.P. Allan, its President and CEO

PHARM-OLAM INTERNATIONAL LTD.:

By:	/s/ John Hovre	Date: 2/22/05
John Hovre, Executive Vice-President

Clinical Research Services Agreement
22 February, 2005

MASTER	Schedule 3

INVESTIGATOR AGREEMENT

This Agreement is entered into as of the date on the signature page, between Pharm-Olam International, Ltd., YM BioSciences Inc. and undersigned parties:

	Pharm-Olam International, Ltd		Name of Investigator
Investigator:

450 N Sam Houston Parkway, Ste 250
Address:	Houston, TX	Institution:	Name of clinic/hospital
77060 USA

Address:
Clinic address

Tel No:	(713) 463-8075	Tel No:	( )
Fax No:	(713) 463-8281	Fax No:	( )

YM BioSciences Inc.
David G.P. Allan, President & CEO
Address:	5045 Orbitor Drive
Building 11, Suite 400
Mississauga, Ontario
Canada
L4W 4Y4
Tel No:	905.629.9761
Fax No:	905.629.4959

Pharm-Olam International, Ltd. (hereafter referred to as “POI”) and YM BioSciences Inc. (hereafter referred to as “YM”) desire PHYSICIAN NAME (hereafter referred to as “the investigator”) to conduct the following clinical trial: ‘A Pharmacokinetic Interaction Phase I, Open Label, Single Centre Study Evaluating the Plasma Pharmacokinetics of Taxotere Alone and in Combination with YMB1002 in Patients with Advanced Metastatic Breast Cancer or Other Advanced Cancer Suitable for Treatment with Taxotere’ sponsored by YM. POI is a contract research organization retained by YM for this study.

The study is planned to start in JANUARY 2005 all patients should be enrolled by MARCH 2005. These dates are based on the current time-frame specified by YM.

The investigator agrees to the following:

1. Scope of work

The study will be performed and directed by the investigator and his/her co-workers, under his/her immediate supervision, according to the final, signed protocol and this agreement. The investigator possesses the required skill, experience and knowledge, staff and access to patients, to conduct the study. The investigator shall: 1) provide an acceptable facility throughout the clinical trial: 2) maintain adequate and confidential records of patients identification, clinical observations, laboratory tests, study drug receipts and disposition: 3) complete Case Report Forms (CRFs): and 4) deliver all unused drug supplies, all CRFs, Serious Adverse Event reports and any other study related information to POI, YM or regulatory agencies, as requested and in a timely manner.

Date of template: 21 December 2004	Page 1 of 6	Date of Agreement:

MASTER	Schedule 3

The investigator shall conduct the study to conform with local law and regulations, institutional regulations, and according to the Declaration of Helsinki (2000 Edinburgh Scotland amendment) and applying consistently Principles of Good Clinical Practice (GCP) as required by the ICH-CPMP Guidelines (1996).

The investigator will not concurrently conduct any study that may conflict with or negatively impact upon the goals of this study.

The investigator represents and warrants that he and the staff which will be involved in this study have the necessary licenses and qualifications to conduct the study.

2. Regulatory responsibilities

The investigator will obtain a signed Letter of Approval for the study and for the Informed Consent Form from the appropriate Independent Ethics Committee prior (IEC) to the study start and provide POI with a copy of the approval documentation. The investigator will also provide a list of the Committee members at the time when approval was given and their titles/occupation/positions. The investigator will provide POI with the copy of any direct correspondence with Ethics Committee and/or Regulatory Bodies concerning the review and approval of study documentation. The investigator shall ensure that written informed consent is obtained from each patient prior to enrolment in the study. In order to support continuous review of the study by the IEC, the investigator will periodically update the committee on trial progress, including patient recruitment, safety issues, new information, etc. In addition, the investigator will submit for review by the IEC any amendments to the study documentation, which may impact upon patient rights, safety and/or well-being.

3. Clinical data

All information entered into the Case Report Forms should reflect the patient’s true condition. The investigator shall review all CRFs and check the data against all pertinent information in the patients clinical records for accuracy and completeness of information, legibility of entries, correct any erroneous data, record use of concomitant drugs, report adverse events, concurrent illnesses and document reasons for any missing visits or examinations.

All study related data and information will be the property of YM and may be freely utilized by YM.

4. Adverse experiences

The investigator agrees to notify POI and/or YM within a maximum of 24 hours (whenever possible immediately by telephone or fax) of any serious (fatal, life threatening, requiring or prolonging hospitalisation, resulting in persistent or significant disability, representing a significant hazard, a congenital anomaly, or other medically important condition) and/or unexpected adverse events. An SAE form with all available information should be submitted within 24 hours to YM and POI. Details should be also noted on the appropriate form in the CRF, followed up and investigated further when necessary. All events should be followed-up until resolution and any new information should be promptly submitted to YM and POI on a follow-up SAE form. The investigator should also notify the local Ethics Committee, within the time frame specified by the Ethics Committee.

5. Monitoring and data verification

According to ICH-GCP guidelines, data entered on to the CRF have to be monitored and verified against source documents for completeness, accuracy and consistency. For complying with these regulations the POI study monitor will require access to CRFs, patients clinical notes and other relevant patient information. The investigator agrees to allow direct access to hospital records, etc., for the purpose of Source Document Verification (SDV) by the POI study monitor. The investigator also agrees to provide any missing information in the CRFs, correct any data errors and complete hospital records, for 100% consistency with data entered into the CRFs. Hospital records should be completed before CRFs.

Date of template: 21 December 2004	Page 2 of 6	Date of Agreement:

MASTER	Schedule 3

6. Audit and inspection

The investigator will permit access to the facilities and provide patient data and all study related information for the purpose of the Quality Assurance audit by POI or YM personnel (or their delegates) or to Regulatory Authorities representatives for the purpose of inspection within usual working hours.

7. Retention of the documents

The investigator agrees to retain all study related documentation in secure, fire retardant storage, for at least 2 years after the last approval of a marketing application (and there are no pending or contemplated applications), or at least 2 years after clinical development of the medication has been terminated. If local regulations require a longer period of retention, then these will take precedence. YM will inform the investigator when retention of trial documents is no longer required.

8. Confidentiality

The investigator agrees that he/she and all his/her co-workers involved, will treat all information related to the study as confidential to YM. Such information will be kept in confidence and not used except in connection with the study and will not be disclosed, without prior written consent of YM, to any third party other than those who have a need for such information in conjunction with the approval or conduct of the study. The information will remain confidential for 10 years following study completion.

9. Publications

All clinical studies carried out by YM will be published wherever possible. Any proposed publication or presentation by the investigator is subject to the written approval by YM in advance. A copy of the proposed publication will be sent to YM at least 30 days before the intended date of submission/presentation for YM reference and comment. The investigator agrees to comply with any amendments deletions or comments made by YM , including delay or non-publication of the article, if requested. YM will be included as co-author of any publication or presentation. The obligations described in this Section 9 shall survive the expiration or earlier termination of this Agreement.

10. Amendments and Addenda

This agreement should not be amended or modified except in writing signed by POI.

11. Invention

YM shall solely own all intellectual property (including but not limited to, patentable and non-patentable inventions, discoveries, improvements and know-how) made or conceived in the course of or as a result of the study. The Investigator is obliged to disclose any inventions or discoveries as a result of the study to YM. The Investigator hereby assigns and agrees to assign to YM all right, title and interest in any such intellectual property and agrees to cooperate with YM, at YM’s expense, in preparing, filing and executing patent applications and any and all other documents to secure YM’s intellectual property rights and to obtain, maintain, and enforce all worldwide rights in any such intellectual property. Investigator shall promptly turn over to YM any and all records relating to all such intellectual property and shall cause his/her co-workers and staff involved in the study to comply with the terms and conditions of this Section 11. The obligations described in this Section 11 shall survive the expiration or earlier termination of this Agreement.

Date of template: 21 December 2004	Page 3 of 6	Date of Agreement:

MASTER	Schedule 3

12. Termination

YM reserves the right to terminate the study prematurely for reasonable causes at a single centre or the entire study for all centers at any time, which effectively would also terminate their contract with POI. If this situation should arise, POI reserves the right to terminate this Investigator’s agreement. In this event, payments will be made on pro-rata basis, for work done prior to termination of the agreement. The Investigator may also terminate this agreement by giving POI 30 days notice if he/she is no longer able to perform the study only for reasons beyond his/her control. POI may terminate this agreement if the investigator fails to comply with their obligations, responsibilities and the terms and conditions of this Agreement and the Protocol.

If this study is terminated prematurely, the investigator agrees to furnish to POI all CRFs completed and/or partially completed up to the date of termination of the study, as well as all other study related materials including, but not limited to study drug.

POI reserves the right to instruct the Investigator not to enroll any patients into the study, in which case payments will be made according to the payment structure in section 14 for time already spent on the study.

POI also reserves the right to instruct the investigator to enroll fewer patients than the number agreed at the time of the signature of this Investigator’s agreement, in which eventually the payment due to the Investigator will be made on a pro-rata basis.

13. Liability and indemnification

The investigator acknowledges that he is acting as an independent contractor and not as an employee of POI.

YM shall indemnify the investigator in accordance with the letter of indemnification. YM shall have no indemnification, obligation or liability and the investigator shall indemnify, defend and hold YM and POI and their employees and contractors harmless against any loss, claim, demand, costs and expenses, or damage resulting from:

a.	Failure of the investigator or his co-workers to adhere to the protocol or agreed amendments or written recommendations and instructions relative to the administration of the study drug.
b.	Failure of investigator or his co-workers to comply with local law or regulations applicable to the performance of its obligations under this agreement.
c.	Negligent act or omission or willful misconduct.

14. Payments

POI will pay $4,650.00 for each completed and evaluable patient. An evaluable patient is defined as follows:

a. patients fulfill all selection criteria
b. there are no protocol violations
c. all examinations are conducted according to the study schedule
d. CRFs are completed accurately and only in English

Up to 30 eligible patients will be DOSED in the study by the study site.

Date of template: 21 December 2004	Page 4 of 6	Date of Agreement:

MASTER	Schedule 3

POI AND YM will pay according to the schedule below:

VISIT NO	AMOUNT US$
BASELINE	300
COURSE 1	250
ICU Unit day for PK sampling (9-10 samples/24h)	550
Day 2 PK sampling	150
Day 3 PK sampling	150
COURSE 2	300
ICU Unit day for PK sampling (9-10 samples/24h)	550
Day 2 PK sampling	150
Day 3 PK sampling	150
COURSE 3	300
COURSE 4	300
COURSE 5	350
COURSE 6	350
COURSE 7	350
FUp Day l6O	250
FUp Day 190	200
TOTAL	4650

For patients who withdraw/are withdrawn from the study, every effort should be made to ensure the patient is assessed at the time of withdrawal and a final termination visit is performed. The investigator will be responsible for the payment of any local taxation (if applicable).

Payments will be made quarterly according to monitored visits.

Study Products:
All study products (DPPE, taxotere, doxorubicin, epirubicin, cyclophosphamide) will be provided or fully reimbursed by the sponsor.

Diagnostics:
Study-specific diagnostics will be reimbursed to the investigator site upon receipt of quarterly invoices for the following procedures and conditions:
•	The diagnostics tests/procedures were required by the protocol, and
•	Are not routinely included in the standard of care assessments for non-study patients at this site, and
•	Are not covered by the subject’s health insurance or other health benefits payments to the site, and
•	Do not exceed the below maximum amounts per procedure.

Maximum Reimbursement for Diagnostics	US$
CT Scan or Abdominal US	$300
Bone scan	$100
MUGA scan	$125

15. Counterparts

This Agreement may be signed by facsimile and in counterparts and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same document.

Date of template: 21 December 2004	Page 5 of 6	Date of Agreement:

MASTER	Schedule 3

To demonstrate the full agreement with this document the investigator should sign below and write his/her initials in the right hand bottom corner of each page, then return the signed copy to POI. The original should be retained for the investigator’s record

	The Investigator	An authorised signatory of Pharm-Olam International, Ltd

Name:		Name:

Signature:		Signature:

Date:		Date:

An authorised signatory of YM BioSciences Inc.

Name:

Signature

Date:

17. Payment procedures:

—	transfer to specified bank account
—	other (please specify or discuss with POI monitor)

Bank:

Address of the Bank:

Account No:

Date of template: 21 December 2004	Page 6 of 6	Date of Agreement:

SCHEDULE 2

Pharm-Olam International
Payment Schedule
Study: Taxotere PK YMB Study YB1002-203
Number of Patients: 30 Randomised
Countries: Serbia (2 sites)
Date: 25th January 2005

Total Contracted Services
	£114,333	$217,232

1 20% due now	22,867.00	43,446.00
2 Monthly Jan 05	10,163.00	19,310.00
3 Monthly Feb 05	10,163.00	19,310.00
4 Monthly Mar 05	10,163.00	19,310.00
5 Monthly Apr 05	10,163.00	19,310.00
6 Monthly May 05	10,163.00	19,310.00
7 Monthly Jun 05	10,163.00	19,310.00

8 Final Payment: To be paid when YM Bioscience, Inc. recieves the final report and all appropriate documents.	30,487.00	57,926.00

Total Payments	114,332.00	217,232.00

Page 1 of 1	CONFIDENTIAL

SCHEDULE 1

Pharm-Olam International
Clinical Services Cost
Study: Taxotere PK YMB Study YB1002-203
Number of Patients: 30 Randomised
Countries: Serbia (2 sites)
Date: 25th January 2005

		Number of Hours per task per position
Task	Position	Admin	CRA	PM	OA Auditor
No.	Hourly Rate	£26	£50	£66	£81	Cost (£)	Cost (US$)	Assumptions
1.	Selection of Investigators
	Investigator Identification					£0	$0	Using same sites as Doxirubicin study
	Approval of Sites					£0	$0	“
	Assemble pre-study documents and distribute to sites					£0	$0	“

2.	Documentation
	Protocol Review			12	4	£1,116	$2,120	12 hrs PM and 4 hrs QA to review final protocol
	CRF Review			16		£1,056	$2,006	16 hrs for PM to comment on design before finalisation
	Generation of master PIL/ICF					£0	$0	Assume not required
	PK Protocol development					£0	$0	None
	Translations		0			£0	$0	(see translation table for assumptions and breakdown)

3.	Site Selection Visits
	Site Visits					£0	$0	Using same sites as Doxirubicin study
	Approval of Sites by PM					£0	$0	0.5 hr PM per site
	Selection of Central Laboratory			NA		£0	$0	Assume not needed

4.	Regulatory & EC Approval
	Regulatory Submissions	4	16			£904	$1,718	8 hrs CRA per site and 4 hrs admin to collate documents
	Ethics Submissions	2	16			£852	$1,619	8 hrs CRA per site. 2 hrs admin per site
	Obtain Import/Export License					£0	$0	Not needed

5.	Study Preparation
	Monitoring Guidelines			4		£264	$502	4 hrs for PM to modify and final
	Investigator/Hospital Contracts		8	8		£928	$1,763	4 hrs per site for PM write + 4 hrs CRA per site to negotiate/distribute
	Local Insurance		16			£800	$1,520	16 hrs to obtain

6.	Sponsor Meetings & teleconferences
	Bi-weekly teleconferences with CRA, PM & research secretary	9	9	9		£1,278	$2,428	On average 0.5 hrs bi-weekly teleconference for 9 months
	Kick-off Meeting					£0	$0	Assume not required

7.	Monitor Training
	CRA training preparation			8		£528	$1,003	8 hrs (PM) to prepare presentation
	CRA training attendance	6	6	6		£852	$1,619	6 hrs

8.	Investigator Meetings
	Investigator Meeting preparation	0	0	0		£0	$0	No Investigator Meeting
	Investigator Meeting attendance	0	0	0		£0	$0	N/A

Page 1 of 6	CONFIDENTIAL

SCHEDULE 1

		Number of Hours per task per position
Task	Position	Admin	CRA	PM	OA Auditor
No.	Hourly Rate	£26	£50	£66	£81	Cost (£)	Cost (US$)	Assumptions
9.	Site Initiation Visits
	Site Visits		23			£1,150	$2,185
1 local site – 9 hrs to include 2 hrs preparation, 4 hr visit, 1 hr travel and 2 hrs for report writing and related administration
1 provincial site – 14 hrs to include 2 hrs preparation, 4 hr visit, 6 hrs travel and 2 hrs for report writing and related administration

10.	Monitoring
	Routine monitoring Visits		248			£12,400	$23,560
8 monitoring visits per site: (once every 3 weeks during recruitment and PK sampling period: over 4 months = 6) and once every 6 weeks over the next 3 months = 2; 1 local site – 13 hrs to include 2 hrs preparation, 8 hr visit, 1 hr travel and 2 hrs for report writing and related administration
1 provincial site – 18 hrs to include 2 hrs preparation, 8 hr visit, 6 hrs travel and 2 hrs for report writing and related administration

	Internal monitoring		72			£3,600	$6,840	1 hr per week per site for 9 months – CRF tracking and status update
	Tel. Contacts/Correspondence		18			£900	$1,710	0.5 hr bi-weekly per site for 9 months (duration of the study)
	Query Management		60			£3,000	$5,700	Assume 8 queries per patient 0.25 hrs per query for CRA to answer
	SAE reporting to Sponsor		60			£3,000	$5,700	2 hrs per SAE (assume 1 SAE/patient)

11.	Medical Safety
	SAE reporting to Regulatory		30			£1,500	$2,850	Assume 1 hr per SAE

12.	Project Management
	Set-up & Maintenance, Project Coordination, Sponsor Contact, Project Tracking, Investigator fee payments			343		£22,638	$43,012	12 hrs per week for the first 2 months then 8 hrs per week for the remaining 7 months

13.	Quality Assurance/Audits
					24	£1,944	$3,694	Assume 1 site audit 24 hours each to include: 4 hours preparation, 8 hours return International travel, 8 hours at site and 4 hours report writing.

14.	Sponsor Audits
						£0		None assumed for now
15.	Site Close-Out
	Site Visits		23			£1,150	$2,185	Same assumptions as initiation visits

16.	Study Follow Up
						£0	$0	Costs included in Close-Out Visits
17.	Administration
	Study File set up	18				£468	$889	3 hrs per file, 6 files (4/site, 1/country & 1 master)
		46				£1,196	$2,272	2 hrs/week for the first 2 months, then 1 hr/week for the remaining 7 months
		6				£156	$296	Payments to investigators – assume 2 payments per site. 1 hour per payment Research Secretary and 0.5 hours per payment Finance Admin
18.	PK Sampling
			32			£1,600	$3,040	Time for handling, tracking and shipping.

Page 2 of 6	CONFIDENTIAL

SCHEDULE 1

		Number of Hours per task per position
Task	Position	Admin	CRA	PM	OA Auditor
No.	Hourly Rate	£26	£50	£66	£81	Cost (£)	Cost (US$)	Assumptions
19.	Data Management: Stats and Randomisation
						£51,053	$97,000	To include data management, statistical analysis and report writing (draft & final).
20.	Passthroughs							See passthrough table
	Calculation based on £1 = $1.9					£144,333	$217,232

Subject to exchange rate fluctuations and marked to British Pound.

Page 3 of 6	CONFIDENTIAL

SCHEDULE 1

Pharm-Olam International
Pass Through Costs
Study: Taxotere PK YMB Study YB1002-203
Number of Patients: 30 Randomised
Countries: Serbia (2 sites)
Date: 25th January 2005

Note: The below costs are estimates only
Item	Cost (£)	Cost ($)	Note
Fixed charge for Paper, photocopying, faxes, telephone, mobile telephone, Study Files	£8,003	$15,206	To be charged on a monthly basis based on 12 months @ £667 per month
Purchase of Drug Taxotere	£157,895	$300,000	Average $10,000 per patient. (assumes 20pts @ 2 cycles & 10 pts @ 7 cycles)
Auditor Travel	£684	$1,300	Assume 1 site audit – Approx. $1,300/audit for travel, meals and accommodation
Monitor travel including meals (selection, initiation, monitoring and close out visits)	£2,321	$4,410	26 visits per site in total x $63 per visit = $882 Note: This is an approximate fee. Mileage will be charged @ $0.65 per mile.
CRF Printing	£947	$1,800	40 CRF’s @ $45/CRF
Regulatory and Ethics	£900	$1,620	Regs. -£200 GBP; Provincial Site Ethics £700 GBP
Local Insurance certificates	£5,789	$11,000	Approximately $11,000 for 500,000 Euros coverage
PK specialist consultancy for Protocol finalization	£0		None
Investigator fees to include labs, etc*	£53,263	$101,200	For pts completing 2 cycles = $2,140 + $525 labs = $2,665, For Pts completing all 7 cycles = $3,740 + $1,050 labs = $4,790 Assume 20 pts 2 cycles & 10 pts 7 cycles
Bank charges for Investigator fees payment	£133	$240	Assume $60 per payment (total of 4 payments)
Total	£229,936	$436,776	£1 = $1.9

The following are INCLUDED in the fixed charge (based on the net service value and to be amended if the service costs alter): Paper, photocopying, faxes, telephone, mobile telephone, Study Files

The following Non-Fixed costs will be charged extra (see above table for details) and will be subject to a 5% handling charge with an accompanying receipt; Couriers, Printing, Teleconference, Travel (flights or per km mileage), Meals, Accommodation, Regulatory and Ethics fees, Investigator fees)

Page 4 of 6	CONFIDENTIAL

SCHEDULE 1

Pharm-Olam International
Translation Times
Study: Taxotere PK YMB Study YB1002-203
Number of Patients: 30 Randomised
Countries: Serbia (2 sites)
Date: 25th January 2005

Note: This is an assumption and depends on the final number of pages to be translated

Document	Assumptions	Number of Hours
Patient information sheet	8 hours per country
Consent form	4 hours per country
Drug labels	NA (assume not needed)	NA
EC aspproval letter	4 hours per site
Import licence and regulatory approval letter	8 hours per country
Insurance certificate	4 hours per country
Hospital/Investigator Contract	8 hours per site
Total		0

N.B. These translation times are an estimate, a more accurate costing can be provided after a review of the full study documentation. If you require local language correspondence ( e.g. to/from Regulatory Authorities, EC’s and investigators) to be translated this will be charged at £75 per page.

Page 5 of 6	CONFIDENTIAL

SCHEDULE 1

Pharm-Olam International
Timelines
Study: Taxotere PK YMB Study YB1002-203
Number of Patients: 30 Randomised
Countries: Serbia (2 sites)
Date: 25th January 2005

Start Date	December 1, 2004
First patient in (FPI)	February 1, 2005

Last patient in (LPI)	May 31, 2005

Last patient out	October 30, 2005

Close out	December 31, 2005

Page 6 of 6	CONFIDENTIAL